Exhibit 99.2

DynaEnergetics Successfully Defends Itself in Patent Infringement Litigation

HOUSTON, Texas – March 30, 2017 – DynaEnergetics announced today it has successfully defended itself and its co-defendants Anderson Perforating Services, LLC, and Tong Petrotech, Inc., in an alleged infringement of U.S. Patent No. 9,080,431 (“431 patent”). The case, which was brought by GEODynamics, Inc. in the Marshall Division of the Eastern District of Texas, alleged DynaEnergetics’ U.S. sales of its DPEX® shaped charges infringe upon the 431 patent. In a trial that concluded today, the jury found in favor of DynaEnergetics, Anderson Perforating and Tong on all claims, and found that every asserted claim of the 431 patent is invalid.
“DynaEnergetics’ makes significant investments in technical innovation product development, and seeks and defends its own intellectual property rights,” said Ian Grieves, President of DynaEnergetics. “We also respect the valid and enforceable intellectual property rights of others. We are encouraged the jury found DynaEnergetics and its customers have not infringed upon the 431 patent.” DynaEnergetics intends to seek attorneys’ fees under 35 U.S.C. § 285, which allows for such fees “in exceptional cases.”

“I was proud to stand beside DynaEnergetics in this matter and happy that the jury found in our favor,” said Justin Anderson, President of Anderson Perforating.

In a related development, the Eastern District of Texas recently ordered a stay of litigation related to an alleged infringement by DynaEnergetics of U.S. Patent No. 8,544,563, which also was brought by GEODynamics and is related to the DPEX shaped charge line. The parties agreed to a stay pending institution of an Inter Partes Review (“IPR”) of the patent’s validity by the U.S. Patent and Trademark Office.

About DynaEnergetics
DynaEnergetics’ innovative perforating systems make a measureable impact on well productivity, completion cost and safety. As the only global perforating manufacturer that designs, manufactures and qualifies all of its equipment and accessories in-house, DynaEnergetics ensures unmatched performance and the lowest total cost of operations. DynaEnergetics is a business of publicly traded DMC Global Inc. (Nasdaq: BOOM).  For more information, visit www.dynaenergetics.com.

Contact:
Frank Preiss,
Vice President and General Manager, Americas
DynaEnergetics
1.720.899.0542
frank.preiss@dynaenergetics.com